 Exhibit 99.1

The ONE Group Announces Fourth Quarter and Fiscal Year 2014 Results

NEW YORK – The ONE Group Hospitality, Inc. (“The ONE Group”) (OTCQB: STKS), today announced financial results for the fourth quarter and full year ended December 31, 2014.

Highlights for the fourth quarter ended December 31, 2014 were as follows:

•	Total food and beverage sales at owned and managed units* increased 2.9% to $35.8 million;

•	Total GAAP revenue increased 32.6% to $14.4 million;

•	Comparable sales for owned and managed STK units* increased 2.6% during the quarter;

•	Comparable sales for owned STK units increased 5.1% during the quarter;

•	Management and incentive fee revenues increased 49.4% to $2.6 million for the quarter;

•	GAAP net income for the quarter was $1.6 million, or $0.06 per share. Adjusted net income for the quarter was $29,200, or $0.00 per share, compared to adjusted net income of $897,800, or $0.04 per share, for the same period last year**; and

•	Adjusted EBITDA was $3.4 million compared to $3.2 million for the same period last year***.

*Total food and beverage sales at owned and managed units, a non-GAAP measure, represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. For a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units and a discussion of why we consider it useful, see the financial information accompanying this release.

** Adjusted net income, a non-GAAP measure, represents net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses and stock based compensation. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

*** Adjusted EBITDA, a non-GAAP measure, represents net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses, stock based compensation and losses from discontinued operations. For a reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Jonathan Segal, CEO of The ONE Group said, “We are extremely pleased with our performance for fiscal 2014, which included double digit growth in total revenues and a mid-single digit increase in comparable store sales for our owned STK units.  During 2014 we made a number of important strategic investments to solidify our management team and infrastructure to support our robust growth plans and deliver on our stated objectives.”

Segal continued, “Looking ahead, 2015 will represent a year of significant growth for both our owned STK units and food and beverage hospitality businesses, and importantly, will mark the launch of STK Rebel.  The combination of our capital efficient model and our international development pipeline position us well to deliver accelerating earnings growth longer-term.”

Fourth Quarter 2014 Financial Results

Total owned unit net revenues increased 29.3% to $11.8 million in the fourth quarter of 2014 compared to $9.1 million in the fourth quarter of 2013. The increase was primarily due to opening of our STK in Washington, D.C. in April 2014. Comparable sales from owned and managed STK units increased 2.6% for the quarter. On a constant currency basis, comparable sales increased 3.0% for the quarter.

Management and incentive fee revenues were $2.6 million in the fourth quarter of 2014, a 49.4% increase compared to $1.8 million in the prior year’s quarter. The increase was driven by the increase in incentive fee income earned from the food and beverage hospitality operations in London as well as an increase in the management and incentive fee income earned from the STK in Las Vegas.

Total food and beverage sales at owned and managed units increased 2.9% to $35.8 million compared to $34.8 million in the fourth quarter of 2013.

Adjusted EBITDA for the fourth quarter of 2014 was $3.4 million compared to adjusted EBITDA of $3.2 million in the fourth quarter of 2013.

In the fourth quarter of 2014, the Company reported a net income attributable to The ONE Group LLC, Subsidiaries and Affiliate of $1.6 million compared to a net loss of $18.9 million in the fourth quarter of 2013. Included in net income for the fourth quarter of 2014 is pre-tax non-cash derivative income of $2.1 million and preopening expenses of $2.7 million, which included $1.1 million of non-cash deferred rent expense.

Adjusted net income for the quarter was $29,200, or $0.00 per share, compared to adjusted net income of $897,800, or $0.04 per share, in 2013.

Full Year 2014 Financial Results

Total owned unit net revenues increased 10.8% to $40.5 million in fiscal year 2014 compared to $36.6 million in fiscal year 2013. The increase was primarily due to opening of our STK in Washington, D.C. in April 2014.

Management and incentive fee revenues increased 20.3% to $8.8 million in fiscal year 2014 compared to $7.3 million in the prior fiscal year. The increase was driven by the increase in incentive fee income earned from the food and beverage hospitality operations in London as well as an increase in the management and incentive fee income earned from the STK in Las Vegas.

Total food and beverage sales at owned and managed units increased 4.7% to $132.2 million in fiscal year 2014 compared to $126.2 million in fiscal year 2013. Comparable sales from owned and managed STK units increased 5.0% for fiscal year 2014.

Adjusted EBITDA for fiscal year 2014 was $7.8 million compared to adjusted EBITDA of $7.8 million in the fiscal year 2013.

In fiscal year 2014, the Company reported a net income attributable to The ONE Group of $4.6 million compared to a net loss of $21.5 million for fiscal 2013.

Adjusted net income for fiscal 2014 was $1.5 million, or $0.06 per share, compared to adjusted net income of $4.4 million, or $0.30 per share, in 2013.

Development Update

During the fourth quarter of 2014, as part of our new lease agreement with Pebblebrook for the W Hotel Los Angeles, we began providing restaurant hospitality services as the facility undergoes renovation. Additionally, subsequent to the fiscal-year end, we officially re-opened STK Miami at the new 1 Hotel & Homes on March 13 following an unfortunate and unplanned construction accident by a contractor from the hotel in December.

2015 DEVELOPMENT PLAN

OWNED UNITS

STK Miami

 STK Orlando

STK Chicago

 STK Los Angeles - Westwood *

 STK Rebel Denver

HOSPITALITY DEALS

 ME Miami - STK Rebel

 ME Milan - STK

* STK Los Angeles - Westwood will include a lobby lounge, pool-side restaurant, and hotel food and beverage services at the W Hotel as part of a lease agreement

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2014 financial results today at 5:00 PM Eastern Time. Hosting the call will be Jonathan Segal, Chief Executive Officer, and Sam Goldfinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13603186. The replay will be available until April 30, 2015.

About The ONE Group

The ONE Group is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s primary restaurant brand is STK ®, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S. and in London. STK Rebel SM, a more accessibly priced STK ®with a broader menu, is an extension of the STK ® brand. The ONE Group’s food and beverage hospitality services business, ONE Hospitality SM, provides the development, management and operations for premier restaurants and turn-key food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements, including but not limited to, (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) changes in applicable laws or regulations; (4) the possibility that the ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in filings with the SEC by Committed Capital.

Investors are referred to the most recent reports filed with the SEC by Committed Capital. Investors are cautioned not to place undue reliance upon any forward looking statements, which speak only as of the date made, and The ONE Group and Committed Capital undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Results of Operations (in millions, except share and per share data)

The following table sets forth certain statements of income data for the periods indicated:

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues:
Owned unit net revenues	$11,776.7	$9,104.7	$40,499.6	$36,568.3
Management and incentive fee revenue	2,615.8	1,751.1	8,823.3	7,336.6
Total revenue	14,392.5	10,855.8	49,322.9	43,904.9

Cost and expenses:
Owned operating expenses:
Food and beverage costs	2,943.1	2,438.3	10,425.5	9,650.7
Unit operating expenses	6,683.3	5,560.3	24,344.9	22,447.2
General and administrative	2,663.1	7,804.5	8,687.5	10,777.8
Depreciation and amortization	438.3	259.3	1,438.7	1,456.7
Management and royalty fees	21.3	24.5	81.6	83.1
Pre-opening expenses	2,741.2	637.2	3,890.3	848.6
Transaction costs	-	3,571.3	-	4,597.7
Equity in income of investee companies	(560.1)	(385.3)	(1,149.1)	(948.9)
Derivative expense	(2,060.9)	10,095.0	(3,854.0)	10,095.0
Interest expense, net of interest income	23.6	153.5	75.8	768.2
Other loss (income)	(811.1)	(929.6)	(1,968.2)	(649.6)

Total cost and expenses	12,081.8	29,229.1	41,973.0	59,126.5

Income from continuing operations before	2,310.7	(18,373.3)	7,349.9	(15,221.6)
provision for income taxes

Provision for income taxes	3.7	376.1	817.3	518.9

(Loss) income from continuing operations	2,307.0	(18,749.4)	6,532.6	(15,740.5)

Loss from discontinued operations, net of taxes	(398.2)	(407.5)	(1,492.6)	(6,113.0)

Net loss	1,908.8	(19,156.9)	5,040.1	(21,853.5)
Less: net loss attributable to
noncontrolling interest	317.4	(315.1)	409.9	(384.3)

Net (loss) income attributable to THE ONE GROUP	1,591.3	(18,841.9)	4,630.2	(21,469.2)

Other comprehensive income
Currency translation adjustment	(246.1)	(44.2)	(280.1)	61.5

Comprehensive (loss) income	$1,345.2	$(18,886.1)	$4,350.1	$(21,407.7)

Net income per share attributable to THE ONE GROUP	$0.06	$(0.83)	$0.19	$(1.49)
Shares outstanding - Basic and diluted	24,940,195	22,775,760	24,940,195	14,440,389

CONSOLIDATED BALANCE SHEET

(in thousands)

	December 31,	December 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$7,905.0	$11,681.1
Accounts receivable, net	4,408.4	2,923.8
Inventory	1,139.3	978.4
Other current assets	1,937.4	833.0
Due from related parties	1,157.1	245.3
Total current assets	16,547.2	16,661.5

Property & equipment, net	18,815.6	13,445.4
Investments	2,802.4	2,539.3
Deferred tax assets	35.4	232.7
Other assets	793.0	1,333.4
Security deposits	2,368.4	984.7
Total assets	$41,362.1	$35,196.9

Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdraft	$85.6	$256.8
Notes payable, current portion	-	15.0
Term loan, current portion	1,495.0	4,316.9
Accounts payable	3,433.2	2,706.0
Accrued expenses	2,004.7	3,137.2
Due to related parties	19.6	28.0
Deferred revenue	128.0	27.5
Total current liabilities	7,166.1	10,487.4

Other long-term liabilities	67.3	39.8
Derivative liability	6,241.0	10,095.0
Term loan	5,980.0	-
Deferred rent payable	9,435.1	6,348.1
Total liabilities	28,889.4	26,970.3

Stockholders’ equity	12,733.0	7,919.0
Noncontrolling interest	(260.3)	307.6
Total stockholders’ equity including noncontrolling interest	12,472.7	8,226.6

Total Liabilities and Stockholders’ Equity	$41,362.1	$35,196.9

1

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, adjusted net income and adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units:

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Owned Unit Net Revenues (a)	$11,776.7	$9,104.7	$40,499.6	$36,568.3
Management and Incentive Fee Revenue	2,615.8	1,751.1	8,823.3	7,336.6
GAAP Revenues	14,392.5	10,855.8	49,322.9	43,904.9

Food and Beverage Sales from Managed Units (a)	24,034.3	24,844.4	91,551.3	84,369.3

Food and Beverage Sales from Discontinued Operations (a)	-	863.4	102.3	5,227.2

Total Food and Beverage sales at Owned and Managed Units	35,810.96	34,812.52	132,153.17	126,164.79

(a)	Components of Total Food & Beverage Sales at Owned and Managed Units

Adjusted EBITDA. We define adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is a more appropriate measure of operating performance, as it provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period and company to company.

The following table presents a reconciliation of net income to adjusted EBITDA for the periods indicated (in millions):

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED EBITDA:
Net (loss) income attributable to TOG	$1,591.3	$(18,841.9)	$4,630.2	$(21,469.2)
Net Loss attributable to noncontrolling interest	317.4	(315.1)	409.9	(384.3)
Net loss	1,908.8	(19,156.9)	5,040.1	(21,853.5)
Interest	23.6	153.5	75.8	768.2
Income Taxes	3.7	376.1	817.3	518.9
Depreciation	438.3	259.3	1,438.7	1,456.7
Deferred Rent (1)	(0.8)	138.8	288.7	424.7
Preopening Expenses	2,741.2	637.2	3,890.3	848.6
Non-recurring gain	-	-	(1,200.0)	-
Loss from discontinued operations	398.2	407.5	1,492.6	6,113.0
Non-recurring transaction costs	-	3,571.3	-	4,597.7
Transaction control premium cost	-	5,000.0	-	5,000.0
Derivative expense	(2,060.9)	10,095.0	(3,854.0)	10,095.0
Transaction sign-on bonuses	-	750.0	-	750.0
Stock based compensation	212.2	350.5	539.0	350.5

ADJUSTED EBITDA	3,664.3	2,582.4	8,528.3	9,069.8

Non-controlling ADJUSTED EBITDA	306.2	(623.3)	756.0	1,251.8

TOG ADJUSTED EBITDA	$3,358.1	$3,205.7	$7,772.4	$7,818.0

(1) Deferred rent is included in occupancy expense on the statement of income.

Adjusted Net Income. We define adjusted net income as net income before loss from discontinued operations, non-recurring gains and losses, non-cash impairment losses, and stock based compensation. Adjusted net income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Adjusted net income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

We believe that adjusted net income provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business.

The following table presents a reconciliation of net income to adjusted net income for the periods indicated (in millions, except share and per share data):

	For the Quarter Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

ADJUSTED NET INCOME:

Net (loss) income attributable to TOG	$1,591.3	$(18,841.9)	$4,630.2	$(21,469.2)
Net Loss attributable to noncontrolling interest	317.4	(315.1)	409.9	(384.3)
Net loss	1,908.8	(19,156.9)	5,040.1	(21,853.5)
Non-recurring gain	-	-	(1,200.0)	-
Loss from discontinued operations	398.2	407.5	1,492.6	6,113.0
Non-recurring transaction costs	-	3,571.3	-	4,597.7
Transaction control premium cost	-	5,000.0		5,000.0
Derivative expense	(2,060.9)	10,095.0	(3,854.0)	10,095.0
Transaction sign-on bonuses	-	750.0		750.0
Stock based compensation	212.2	350.5	539.0	350.5

Adjusted net income	458.3	1,017.4	2,017.6	5,052.8

Non-controlling adjusted net income (loss)	429.0	119.7	483.6	676.3

TOG adjusted net income (loss)	$29.2	$897.8	$1,534.0	$4,376.5

Adjusted net income (loss) per share - Basic and diluted	$0.00	$0.04	$0.06	$0.30
Shares outstanding - Basic and diluted	24,940,195	22,775,760	24,940,195	14,440,389

Investors:

ICR

Don Duffy, 203-682-8200

or

ICR

Sheryl Freeman, 203-682-8200

Source: The ONE Group Hospitality, Inc.

Released March 30, 2015